EXHIBIT 12.1         Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2013 was as follows:

For the Year Ended December 31, 2013
(In Thousands)

Income before income tax expense	$104,342
Income tax expense	37,749
Net income	$66,593

Fixed charges:
Interest on borrowings	$113,911
Interest on deposits	62,617
One-third of rent expense	4,497
Total fixed charges	$181,025

Earnings (for ratio calculation)	$285,367

Ratio of earnings to fixed charges	1.58x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2013 was as follows:

For the Year Ended December 31, 2013
(In Thousands)

Income before income tax expense	$104,342
Income tax expense	37,749
Net income	$66,593

Fixed charges:
Interest on borrowings	$113,911
One-third of rent expense	4,497
Total fixed charges	$118,408

Earnings (for ratio calculation)	$222,750

Ratio of earnings to fixed charges	1.88x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.